Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:

Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Reports 1st Quarter 2007 Results

MILWAUKEE, WI, USA, April 20, 2007 – Manpower Inc. (NYSE: MAN) today reported that net earnings from continuing operations for the three months ended March 31, 2007 more than doubled to $59.5 million, or 69 cents per diluted share, compared to $29.5 million, or 33 cents per diluted share, a year earlier. Revenues for the first quarter were $4.5 billion, an increase of 17 percent from the year earlier period.

Results for the first quarter were favorably impacted by 5 cents per diluted share as foreign currencies were relatively stronger compared to the first quarter of 2006. On a constant currency basis, revenues increased 10 percent over the prior year period. Included in prior year net earnings of 59 cents per diluted share is 26 cents per diluted share of earnings related to discontinued operations. Also included in prior year net earnings is a 16 cents per diluted share charge related to reorganization costs and a global cost reduction initiative.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “The strength of our European geography combined with company-wide operational excellence resulted in a very strong first quarter for Manpower.

“The Manpower team is executing extremely well, our Other EMEA segment (Europe excluding France and Italy) increased profitability by 144 percent, while Manpower France, our single largest operation, increased profitability by 33 percent on a constant currency basis. The U.S. operation, expectedly, experienced softness in revenue, but realized an increase in profitability of 22 percent.

“Our ability to deliver such strong earnings, given the softness in the U.S. market, demonstrates the strength of our geographic and business mix as well as the underlying quality, talent and dedication of our people throughout the world.

“Given the current trends, we anticipate our second quarter diluted earnings per share to be in the range of $1.12 to $1.16, which includes an estimated favorable currency impact of 6 cents.”

In conjunction with its first quarter earnings release, Manpower will broadcast its conference call live over the Internet on April 20, 2007 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2006, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,535.6	$3,877.2	17.0%	9.6%

Cost of services	3,735.6	3,184.0	17.3%

Gross profit	800.0	693.2	15.4%	8.5%

Selling and administrative expenses	696.7	632.9	10.1%	3.9%

Operating profit	103.3	60.3	71.2%	57.1%

Interest and other expenses	9.6	13.0	-26.2%

Earnings before income taxes and discontinued operations	93.7	47.3	97.9%	84.5%

Provision for income taxes	34.2	17.8	91.5%

Net earnings from continuing operations	59.5	29.5	101.8%	88.1%

Income from discontinued operations, net of income taxes	—	23.1	N/A

Net earnings	$59.5	$52.6	13.1%	5.4%

Net earnings per share - basic:
Continuing operations	$0.70	$0.34	105.9%
Discontinued operations	—	0.26	N/A

Total	$0.70	$0.60	16.7%

Net earnings per share - diluted:
Continuing operations	$0.69	$0.33	109.1%	93.9%
Discontinued operations	—	0.26	N/A

Total	$0.69	$0.59	16.9%	8.5%

Weighted average shares - basic	84.9	87.4	-2.9%

Weighted average shares - diluted	86.5	88.7	-2.4%

(a)	Revenues from services include fees received from our franchise offices of $8.4 million and $8.0 million for the three months ended March 31, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $362.4 million and $362.8 million for the three months ended March 31, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended March 31
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$483.6	$510.3	-5.2%	-5.2%
France	1,493.0	1,240.5	20.4%	10.4%
Other EMEA (b)	1,476.4	1,149.8	28.4%	17.0%
Italy (b)	304.8	242.4	25.7%	15.3%
Jefferson Wells	81.3	95.5	-14.9%	-14.9%
Right Management	93.9	95.3	-1.5%	-5.5%
Other Operations	602.6	543.4	10.9%	10.6%

	$4,535.6	$3,877.2	17.0%	9.6%

Operating Unit Profit:
United States	$11.5	$9.5	21.6%	21.6%
France	43.9	30.4	44.4%	32.6%
Other EMEA (b)	36.7	13.6	168.6%	144.5%
Italy (b)	16.4	9.4	75.2%	60.4%
Jefferson Wells	1.0	5.7	-82.4%	-82.4%
Right Management	6.1	4.6	31.8%	28.7%
Other Operations	12.8	17.6	-27.7%	-28.1%

	128.4	90.8
Corporate expenses	21.9	27.3
Amortization of intangible assets	3.2	3.2

Operating profit	103.3	60.3	71.2%	57.1%
Interest and other expenses (c)	9.6	13.0

Earnings before income taxes and discontinued operations	$93.7	$47.3

(a)	In the United States, revenues from services include fees received from the related franchise offices of $5.3 million for the three months ended March 31, 2007 and 2006. These fees are primarily based on revenues generated by the franchise offices, which were $269.1 million and $282.3 million for the three months ended March 31, 2007 and 2006, respectively.
(b)	Italy and Other EMEA were previously combined as the EMEA segment. All previously reported results have been revised to conform to the current year presentation.
(c)	The components of interest and other expenses were:

	2007	2006
Interest expense	$14.2	$11.6
Interest income	(7.2)	(3.3)
Foreign exchange losses	0.1	0.9
Miscellaneous expenses	2.5	3.8

	$9.6	$13.0

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Mar. 31 2007	Dec. 31 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$727.3	$687.9
Accounts receivable, net	3,775.2	3,837.2
Prepaid expenses and other assets	142.4	90.5
Future income tax benefits	87.0	66.4

Total current assets	4,731.9	4,682.0

Other assets:
Goodwill and other intangible assets, net	1,305.7	1,293.6
Other assets	320.7	336.4

Total other assets	1,626.4	1,630.0

Property and equipment:
Land, buildings, leasehold improvements and equipment	712.5	693.2
Less: accumulated depreciation and amortization	511.1	491.1

Net property and equipment	201.4	202.1

Total assets	$6,559.7	$6,514.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$939.2	$889.9
Employee compensation payable	150.2	180.7
Accrued liabilities	554.4	562.1
Accrued payroll taxes and insurance	652.2	699.9
Value added taxes payable	510.7	517.0
Short-term borrowings and current maturities of long-term debt	36.1	32.0

Total current liabilities	2,842.8	2,881.6

Other liabilities:
Long-term debt	800.5	791.2
Other long-term liabilities	416.1	367.1

Total other liabilities	1,216.6	1,158.3

Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,446.7	2,420.7
Retained earnings	672.2	617.0
Accumulated other comprehensive income	136.2	120.6
Treasury stock, at cost	(755.8)	(685.1)

Total shareholders’ equity	2,500.3	2,474.2

Total liabilities and shareholders’ equity	$6,559.7	$6,514.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended Mar. 31
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$59.5	$52.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of business	—	(29.3)
Depreciation and amortization	21.5	21.8
Deferred income taxes	15.7	(10.0)
Provision for doubtful accounts	5.1	6.1
Stock based compensation	5.7	4.6
Excess tax benefit on exercise of stock options	(2.3)	(2.7)
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	88.2	76.9
Other assets	(57.4)	(19.5)
Other liabilities	(33.2)	(26.0)

Cash provided by operating activities	102.8	74.5

Cash Flows from Investing Activities:
Capital expenditures	(16.8)	(15.2)
Acquisitions of businesses, net of cash acquired	(5.0)	(7.2)
Proceeds from sale of business	—	29.6
Proceeds from sale of an equity interest	—	8.8
Proceeds from the sale of property and equipment	1.6	2.2

Cash (used) provided by investing activities	(20.2)	18.2

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	3.8	3.2
Proceeds from stock option and purchase plans	20.0	26.5
Excess tax benefit on exercise of stock options	2.3	2.7
Repurchases of common stock	(72.7)	(33.0)

Cash used by financing activities	(46.6)	(0.6)

Effect of exchange rate changes on cash	3.4	7.5

Change in cash and cash equivalents	39.4	99.6

Cash and cash equivalents, beginning of period	687.9	454.9

Cash and cash equivalents, end of period	$727.3	$554.5